Exhibit 99.1
ERT Reports Fourth Quarter and Full Year 2010 Operating Results
•	Revenues of $44.9 million for the fourth quarter and $141.0 million for 2010

•	GAAP diluted net income per share of $0.08 for the fourth quarter / Non-GAAP diluted net income per share of $0.12 for the fourth quarter

•	Bookings of $58.9 million for the fourth quarter

•	2011 guidance for revenue of $178 to $188 million / GAAP diluted net income per share of between $0.30 and $0.40 / Non-GAAP diluted net income per share of between $0.40 and $0.50
PHILADELPHIA, March 1, 2011 /PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES — News) a global technology-driven provider of services and customizable medical devices to bio-pharmaceutical and healthcare organizations and the market leader for centralized cardiac safety and respiratory efficacy services in drug development, announced today results for the fourth quarter and fiscal year ended December 31, 2010. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago. The financial results for 2010 include the seven months’ results related to the acquisition of CareFusion Research Services (RS) that was completed on May 28, 2010.
This press release contains financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP measures adjusted to exclude the impact of the amortization of the acquired intangibles and other assets and acquisition and other costs related to the RS acquisition and related income tax effects. A reconciliation of these GAAP and non-GAAP measures is found in the attached “Reconciliation of GAAP to Non-GAAP Information.”
Financial Highlights for the Fourth Quarter of 2010
•	Net revenues were $44.9 million for the fourth quarter of 2010 compared to $45.1 million for the third quarter of 2010 and $23.1 million a year ago. Revenues from RS were $20.0 million in the fourth quarter of 2010, compared to $21.5 million in the third quarter of 2010.

•	GAAP gross margin percentage was 43.9% in the fourth quarter of 2010 compared to 44.5% for the third quarter of 2010 and 56.9% a year ago. Non-GAAP gross margin percentage was 49.0% in the fourth quarter of 2010 compared to 50.0% for the third quarter of 2010 and 56.9% a year ago. The Non-GAAP gross margin percentage decline sequentially was due to higher costs associated with the ramp up of the RS operations to meet customer study deliverables and integration related activities.

•	GAAP operating income margin percentage was 11.6% in the fourth quarter of 2010 compared to 14.6% for the third quarter of 2010 and 21.7% a year ago. Non-GAAP operating income margin percentage was 18.5% in the fourth quarter of 2010 compared to 21.3% for the third quarter of 2010 and 21.7% a year ago, declining sequentially due to ramp up of RS operations to meet study deliverables, integration costs and higher bonus provisions.

•	GAAP net income was $4.1 million, or $0.08 per diluted share, in the fourth quarter of 2010 compared to $3.2 million, or $0.06 per diluted share, in the third quarter of 2010 and $3.3 million, or $0.07 per diluted share, a year ago. Non-GAAP net income was $6.1 million, or $0.12 per diluted share, in the fourth quarter of 2010 compared to $5.4 million, or $0.11 per diluted share, in the third quarter of 2010 and $3.3 million, or $0.07 per diluted share, a year ago.

•	Cash flow from operations was $17.1 million in the fourth quarter of 2010, compared to $6.4 million in the third quarter of 2010 and $9.2 million a year ago.

•	Cash and short-term investments totaled $30.4 million at December 31, 2010 compared to $78.8 million on December 31, 2009. ERT had $21.0 million in long-term debt as of December 31, 2010 compared to no debt in 2009.

•	New bookings were $58.9 million in the fourth quarter of 2010 compared to $59.1 million for the third quarter of 2010 and $44.0 million a year ago.

•	The gross book-to-bill ratio was 1.3 in the fourth quarter of 2010 compared to 1.3 in the third quarter of 2010 and 1.9 a year ago.

•	Backlog was $302.9 million as of December 31, 2010 compared to $303.1 million as of September 30, 2010 and $170.4 million a year ago (which did not include RS). The annualized cancellation rate was 16.6% in the fourth quarter of 2010 compared to 14.6% in the third quarter of 2010 and 16.1% a year ago.
Financial Highlights for the Full Year of 2010
•	Net revenues were $141.0 million for the year ended December 31, 2010 compared to $93.8 million for the year ended December 31, 2009. Revenues from RS from the date of acquisition to December 31, 2010 were $47.2 million.

•	GAAP gross margin percentage was 47.8% for the year ended December 31, 2010 compared to 52.8% for the year ended December 31, 2009. Non-GAAP gross margin percentage was 51.7% for the year ended December 31, 2010 compared to 52.8% for the year ended December 31, 2009.

•	GAAP operating income margin percentage was 11.1% for the year ended December 31, 2010 compared to 19.1% for the year ended December 31, 2009. Non-GAAP operating income margin percentage was 19.2% for the year ended December 31, 2010 compared to 19.1% for the year ended December 31, 2009.

•	GAAP net income was $9.9 million, or $0.20 per diluted share, for the year ended December 31, 2010 compared to $10.7 million, or $0.22 per diluted share, for the year ended December 31, 2009. Non-GAAP net income was $18.4 million, or $0.37 per diluted share, for the year ended December 31, 2010 compared to $10.7 million, or $0.22 per diluted share, for the year ended December 31, 2009.

•	Cash flow from operations was $35.9 million for the year ended December 31, 2010 compared to $33.9 million for the year ended December 31, 2009.

•	New bookings were $212.2 million for the year ended December 31, 2010 compared to $153.6 million for the year ended December 31, 2009.
“We continue to execute our strategic plan of leveraging our expertise in the collection, processing and distribution of digital clinical data and applying that knowledge to other healthcare sectors,” commented Dr. Joel Morganroth, Chairman and Interim CEO of ERT. “Due to our RS acquisition, we finished 2010 as a very different company than we started the year. With the addition of RS, ERT is the leader in the clinical research market for cardiac safety services and respiratory services. Additionally, this combination has made us one of the top five companies providing electronic patient reported outcomes (ePRO). We have successfully diversified our revenue sources, and we also now manufacture devices which can be customized to provide unique solutions in clinical research and also have a small presence in selling these devices into the healthcare market. The combination of customizable devices and our existing technology allows us to expand our global footprint and create offerings in adjacent healthcare markets that can benefit from our expertise.”
“Our core legacy business, with revenues of $24.9 million in the fourth quarter, reached its highest level in the past eight quarters reflecting the strength of the past bookings and backlog converting to revenue,” continued Dr. Morganroth. “While the integration of our new mix of products and services impacted operating income in the fourth quarter, we were still able to deliver sequential increases in GAAP and Non-GAAP diluted net income per share due to a favorable foreign exchange impact and a lower fourth quarter effective tax rate. We have added new staff in Germany to eliminate capacity constraints and to continue development of our new integrated data handling platform, EXPERT 3. In 2011, we will be making investments to complete the integration of the RS business and to strengthen our infrastructure and pilot expansion projects of our products and services into adjacent markets. While these investments will impact 2011 earnings, we continue to believe our strategy will better position us for improved growth and profitability in 2012 and beyond.”
2011 Guidance
The Company issued guidance for the full year of 2011. ERT expects net revenues of between $178 million and $188 million for 2011. ERT expects GAAP diluted net income per share to be between $0.30 and $0.40 for 2011 and non-GAAP diluted net income per share to be between $0.40 and $0.50 for the same period. For the first quarter ending March 31, 2011, ERT expects net revenues of between $40 million and $43 million, GAAP diluted net income per share to be between $0.02 and $0.05 and non-GAAP diluted net income per share to be between $0.04 and $0.07.
Use of Non-GAAP Financial Measures
In addition to GAAP financial measures, ERT uses certain non-GAAP financial measures that exclude charges related to the amortization of the RS acquired intangible and other assets and acquisition and other costs (which includes $.6 million of payment to our Chief Executive Officer upon his retirement from the Company in 2010) which are related to the RS acquisition, and also their related income tax effects. ERT believes that these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons of its operations from period to period and to the performance of other companies within its industry and assists in gaining a better understanding of its operating results and future prospects. ERT views amortization of acquired intangible and other assets related to the RS acquisition, which includes such items as the amortization of acquired customer backlog and technology, as items determined at the time of the acquisition. While ERT reviews the underlying value of these intangibles regularly for impairment, the amortization is an expense typically not affected by operations during any particular period and does not contribute to the operational performance in any particular period. ERT regards acquisition and other costs related to its recent acquisition as a cost that does not recur on a regular basis.
ERT’s non-GAAP effective tax rates differ from its GAAP effective tax rates for 2010 because of 1) the exclusion of the amortization of acquired intangible and other assets and acquisition and other costs related to its recent acquisition of RS, and 2) the income tax effect due to the difference between the GAAP and non-GAAP effective tax rate applied against the GAAP pre-tax income, primarily as a result of the acquisition costs not being deductible for income tax purposes. ERT excludes the impact of these discrete tax items from its non-GAAP income tax provision because it believes they are not indicative of the effective income tax rate of its ongoing business operations.
Management uses these non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring ERT’s operating performance, financial and operating decision-making, development of budgets and comparing such performance to that of prior periods for the same reasons stated above. These non-GAAP financial measures are not meant to be considered superior to or a substitute for comparable financial measures prepared in accordance with GAAP. There are also limitations on the non-GAAP measures, including: 1) these non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used by other companies, 2) acquisition and other costs related to ERT’s recent acquisition of RS represent actual cash expenditures that are excluded from ERT’s non-GAAP measures, and 3) although amortization of acquired intangible and other assets does not directly impact ERT’s current cash position, such expense is amortized over their expected economic lives and does represent the declining value of the assets acquired, but this expense is excluded from ERT’s non-GAAP measures. ERT adjusts for these limitations by relying on these non-GAAP measures only as a supplement to its GAAP results.
Conference Call
Dr. Morganroth, the Company’s Chairman and Interim CEO, and Mr. Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on March 1, 2011. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. Conference code for playback is 448386. This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=76717.The webcast can be accessed for up to one year on either site.

About eResearchTechnology, Inc.
ERT (www.ert.com) is a global technology-driven provider of clinical services and customizable medical devices to biopharmaceutical and healthcare organizations. It is the market leader for centralized cardiac safety and respiratory efficacy services in drug development and also collects, analyzes and distributes electronic patient reported outcomes (ePRO) in multiple modalities across all phases of clinical research.
This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate the RS or any future acquisitions; competitive factors in the market for our centralized services; changes in the bio-pharmaceutical and healthcare industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the economic conditions deteriorate, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in ERT’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in ERT not achieving the revenue and net income per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-312-0502

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010

Net revenues:
Services	$16,363	$26,257	$64,655	$85,718
Site support	6,772	18,643	26,667	55,274
EDC licenses and services	—	—	2,501	—

Total net revenues	23,135	44,900	93,823	140,992

Costs of revenues:
Cost of services	6,945	14,241	29,886	43,403
Cost of site support	3,021	10,951	13,544	30,212
Cost of EDC licenses and services	—	—	863	—

Total costs of revenues	9,966	25,192	44,293	73,615

Gross margin	13,169	19,708	49,530	67,377

Operating expenses:
Selling and marketing	3,149	4,237	12,905	16,064
General and administrative	4,278	8,329	14,859	30,607
Research and development	722	1,912	3,853	5,089

Total operating expenses	8,149	14,478	31,617	51,760

Operating income	5,020	5,230	17,913	15,617
Foreign exchange gains (losses)	(75)	311	(618)	(956)
Other income (expense), net	15	(58)	183	(239)

Income before income taxes	4,960	5,483	17,478	14,422
Income tax provision	1,710	1,363	6,791	4,551

Net income	$3,250	$4,120	$10,687	$9,871

Net income per share:
Basic	$0.07	$0.08	$0.22	$0.20
Diluted	$0.07	$0.08	$0.22	$0.20

Shares used in computing net income per share:
Basic	48,497	48,867	49,173	48,808
Diluted	48,777	49,274	49,468	49,190

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2009	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$68,979	$30,343
Short-term investments	9,782	50
Investment in marketable securities	1,026	648
Accounts receivable less allowance for doubtful accounts of $548 and $515, respectively	16,579	37,236
Inventory	—	4,698
Prepaid income taxes	2,698	1,988
Prepaid expenses and other	3,308	4,393
Deferred income taxes	1,649	3,431

Total current assets	104,021	82,787

Property and equipment, net	24,205	42,615
Goodwill	34,676	71,637
Intangible assets	1,607	17,187
Other assets	352	609

Total assets	$164,861	$214,835

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,007	$7,136
Accrued expenses	5,990	16,162
Income taxes payable	346	—
Deferred revenues	11,728	11,670

Total current liabilities	21,071	34,968

Deferred rent	2,357	2,368
Deferred income taxes	2,502	3,703
Long-term debt	—	21,000
Other liabilities	1,259	2,141

Total liabilities	27,189	64,180

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 60,189,235 and 60,460,782 shares issued, respectively	602	605
Additional paid-in capital	97,367	100,441
Accumulated other comprehensive loss	(1,580)	(1,545)
Retained earnings	121,166	131,037
Treasury stock, 11,589,603 shares at cost	(79,883)	(79,883)

Total stockholders’ equity	137,672	150,655

Total liabilities and stockholders’ equity	$164,861	$214,835

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2009	2010

Operating activities:
Net income	$10,687	$9,871
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of EDC operations	(530)	—
Depreciation and amortization	12,583	19,751
Cost of sales of equipment	96	1,158
Provision for uncollectible accounts	210	—
Share-based compensation	2,790	2,717
Deferred income taxes	1,680	(651)
Changes in operating assets and liabilities:
Accounts receivable	12,726	(7,091)
Inventory	—	(1,265)
Prepaid expenses and other	(293)	476
Accounts payable	(767)	4,131
Accrued expenses	(3,490)	8,054
Income taxes	(3,286)	(687)
Deferred revenues	1,379	(358)
Deferred rent	148	(179)

Net cash provided by operating activities	33,933	35,927

Investing activities:
Purchases of property and equipment	(6,207)	(21,746)
Purchases of investments	(9,732)	(999)
Proceeds from sales of investments	—	10,731
Payments related to sale of EDC operations	(1,150)	—
Payments for acquisitions	(655)	(82,789)

Net cash used in investing activities	(17,744)	(94,803)

Financing activities:
Proceeds from long-term debt	—	23,000
Repayment of long-term debt	—	(2,000)
Repayment of capital lease obligations	(43)	—
Proceeds from exercise of stock options	523	229
Stock option income tax benefit	152	55
Repurchase of common stock for treasury	(15,120)	—

Net cash (used in) provided by financing activities	(14,488)	21,284

Effect of exchange rate changes on cash	902	(1,044)

Net increase (decrease) in cash and cash equivalents	2,603	(38,636)
Cash and cash equivalents, beginning of period	66,376	68,979

Cash and cash equivalents, end of period	$68,979	$30,343

eResearchTechnology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December	September	December	December	December
	31, 2009	30, 2010	31, 2010	31, 2009	31, 2010
Net revenues	$23,135	$45,128	$44,900	$93,823	$140,992

Reconciliation of GAAP to Non-GAAP gross margin:
GAAP gross margin	$13,169	$20,097	$19,708	$49,530	$67,377
Amortization of acquired intangibles and other assets	—	2,451	2,288	—	5,572

Non-GAAP gross margin	$13,169	$22,548	$21,996	$49,530	$72,949

Non-GAAP gross margin percentage	56.9%	50.0%	49.0%	52.8%	51.7%

Non-GAAP gross margin percentage is calculated by dividing non-GAAP gross margin by net revenues

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$5,020	$6,589	$5,230	$17,913	$15,617
Amortization of acquired intangibles and other assets	—	2,451	2,288	—	5,572
Acquisition and integration related costs	—	558	800	—	5,939

Non-GAAP operating income	$5,020	$9,598	$8,318	$17,913	$27,128

Non-GAAP operating income margin percentage	21.7%	21.3%	18.5%	19.1%	19.2%

Non-GAAP operating income margin percentage is calculated by dividing non-GAAP operating income by net revenues

Reconciliation of GAAP to Non-GAAP net income:
GAAP net income	$3,250	$3,173	$4,120	$10,687	$9,871
Amortization of acquired intangibles and other assets	—	2,451	2,288	—	5,572
Acquisition and integration related costs	—	558	800	—	5,939
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	—	(748)	(1,123)	—	(2,969)

Non-GAAP net income	$3,250	$5,434	$6,085	$10,687	$18,413

Non-GAAP net income margin percentage	14.0%	12.0%	13.6%	11.4%	13.1%

Reconciliation of GAAP to Non-GAAP diluted net income per share:
GAAP diluted net income per share	$0.07	$0.06	$0.08	$0.22	$0.20
Amortization of acquired intangibles and other assets	—	0.05	0.05	—	0.11
Acquisition and integration related costs	—	0.01	0.01	—	0.12
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	—	(0.01)	(0.02)	—	(0.06)

Non-GAAP diluted net income per share	$0.07	$0.11	$0.12	$0.22	$0.37

Shares used in computing diluted net income per share	48,777	49,258	49,274	49,468	49,190
Assumed effective tax rate — Non-GAAP	34.5%	29.0%	29.0%	38.9%	29.0%

	Three Months		Year
	Ending March 31, 2011		Ending December 31, 2011
	High Range	Low Range	High Range	Low Range
Reconciliation of GAAP to Non-GAAP diluted net income per share guidance:
GAAP estimate of diluted net income per share	$0.05	$0.02	$0.40	$0.30
Estimated effect on diluted net income per share of:
Amortization of acquired intangibles and other assets	0.03	0.03	0.13	0.13
Acquisition and integration related costs	—	—	—	—
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.01)	(0.01)	(0.03)	(0.03)

Non-GAAP estimate of diluted net income per share	$0.07	$0.04	$0.50	$0.40

Shares used in computing estimated diluted net income per share	49,500	49,500	50,000	50,000
Estimated effective tax rate	29.0%	29.0%	29.0%	29.0%